Cerprobe Corporation
                        Computation of Per Share Earnings
                                   Exhibit 11
                                   (Unaudited)
                         (in thousands, except EPS data)

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
                                                              Three Months Ended                   Nine Months Ended
                                                                 September 30,                        September 30,
                                                          ----------------------------        ----------------------------
                                                               1995           1996                1995            1996
                                                          -------------  -------------        ------------   -------------
Net Income                                                $        512   $        663         $     1,692    $      2,531
                                                          ============   ============         ===========    ============

Weighted average common shares outstanding                       4,023          4,529               3,811           4,305

Common equivalent shares:

  Shares issuable upon exercise
    of stock options (1)                                           382            249                 212             199

  Convertible preferred stock                                        0            519                   0             622
                                                          ------------   ------------         -----------    ------------

     Total weighted average shares - primary                     4,405          5,297               4,023           5,126
                                                          ------------   ------------         -----------    ------------

Fully diluted incremental shares:

  Stock options (calculated using the higher
    of end of periof or average market value)                        0              1                  90               5

  Convertible subordinated debentures                              588            485                 595             517
                                                          ------------   ------------         -----------    ------------

     Total weighted average shares - fully diluted               4,993          5,783               4,708           5,648
                                                          ------------   ------------         -----------    ------------
Primary net income per common and
  common equivalent share                                         0.12           0.13                0.42            0.49
                                                          ------------   ------------         -----------    ------------
Fully diluted net income per common and
  common equivalent share                                         0.10           0.11                0.36            0.45
                                                          ------------   ------------         -----------    ------------


(1) Amount calculated under the treasury stock method and  fair market value for stock
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